Exhibit (d)(42)(i)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

J.P. MORGAN INVESTMENT MANAGEMENT INC.

THIS AMENDMENT is made as of July 1, 2012 to the Investment Sub-Advisory Agreement dated November 7, 2005, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and J.P. Morgan Investment Management Inc. (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.

Schedule A.    Schedule A to the Investment Sub-Advisory Agreement is hereby deleted and replaced with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Investment Sub-Advisory Agreement dated November 7, 2005, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of July 1, 2012.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples

Name:	Christopher A. Staples

Title: Senior Vice President

J.P. MORGAN INVESTMENT MANAGEMENT, INC.

By:	/s/ Sherryl E. James-Rosario

Name:	Sherryl E. James-Rosario

Title:	Vice President

SCHEDULE A

as of July 1, 2012

FUNDS	SUB-ADVISER COMPENSATION*
Transamerica International Bond	First $100 million	0.20%
	Over $100 million up to $250 million	0.17%
	Over $250 million up to $500 million	0.16%
	Over $500 million up to $1 billion	0.15%
	Over $1 billion	0.12%
Transamerica Core Bond**	First $750 million	0.20%
	Over $750 million up to $1 billion	0.175%
	Over $1 billion	0.15%
Transamerica Long/Short Strategy	0.90%
Transamerica Multi-Managed Balanced***	0.25%****

*	As a percentage of average daily net assets on an annual basis.

**	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica JPMorgan Core Bond VP (a series of Transamerica Series Trust) and Transamerica Core Bond.

***	With respect to such portion of the Fund’s assets as shall be allocated to J.P. Morgan Investment Management Inc. by TAM from time to time.

****	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Partners Balanced Portfolio (a series of Transamerica Partners Portfolios); Transamerica JPMorgan Enhanced Index VP (a series of Transamerica Series Trust); and the portion of the assets of Transamerica Multi-Managed Balanced VP (a series of Transamerica Series Trust) and Transamerica Multi-Managed Balanced, allocated to and sub-advised by J.P. Morgan Investment Management Inc.